                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             Genuine Parts Company
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             GENUINE PARTS COMPANY
                             2999 CIRCLE 75 PARKWAY
                             ATLANTA, GEORGIA 30339
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 17, 1995
                             ---------------------

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

     Notice is hereby given that the Annual Meeting of Shareholders of Genuine Parts Company (the "Company") will be held at 2999 Circle 75 Parkway, Atlanta, Georgia, on the 17th day of April, 1995, at 10:00 a.m., for the following purposes:

          (1) To elect four Class III directors;

          (2) To consider and vote upon a proposal to approve the Genuine Parts Company Annual Incentive Bonus Plan;

          (3) To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1995; and

          (4) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

     Only holders of record of Common Stock at the close of business on February 10, 1995 will be entitled to vote at the meeting. The transfer books will not be closed. A complete list of the shareholders entitled to vote at the meeting will be available for inspection by shareholders at the offices of the Company immediately prior to the meeting.

     The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

                                          By Order of the Board of Directors,

                                          BRAINARD T. WEBB, JR.
                                          Secretary

Atlanta, Georgia
March 3, 1995

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                             GENUINE PARTS COMPANY
                             2999 CIRCLE 75 PARKWAY
                             ATLANTA, GEORGIA 30339
                             ---------------------

                                PROXY STATEMENT

                        ANNUAL MEETING -- APRIL 17, 1995

     This Proxy Statement is being furnished to the shareholders of Genuine Parts Company (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company's Annual Meeting of Shareholders to be held on April 17, 1995, at 10:00 a.m. local time, and at any reconvened meeting following any adjournment thereof. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about March 3, 1995.

     A shareholder who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Secretary of the Company, by delivery of a proxy bearing a later date, or by voting in person at the meeting. The mailing address of the executive offices of the Company is 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

     An annual report to the shareholders, including financial statements for the year ended December 31, 1994, is enclosed herewith.

     At the close of business on the record date for the Annual Meeting, which was February 10, 1995, the Company had outstanding and entitled to vote at the Annual Meeting 122,635,533 shares of Common Stock.

     Each shareholder is entitled to one vote on each proposal per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions and broker "non-votes," will be counted.

     The vote required for the election of directors, the approval of the Genuine Parts Company Annual Incentive Bonus Plan and the selection of independent auditors is a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting. Consequently, with respect to those three proposals, abstentions and broker "non-votes" will be counted as part of the requisite number of base number of votes to be used in determining if the proposals have received the requisite number of votes for approval, and will have the same effect as a vote "against" such proposals. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                            1. ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of thirteen directorships, divided into two classes of four directors each and one class of five directors, with the terms of office of each class ending in successive years. The terms of directors in Class III expire on the date of this Annual Meeting. The directors in Class I and Class II will continue in office, except for John B. Ellis, a Class II director, who is retiring on the date of this Annual Meeting pursuant to the current Bylaws of the Company.

     On February 20, 1995, the Board of Directors of the Company voted to decrease the number of directorships from thirteen to twelve. As a result, there will be five directors in Class I, three directors in Class II and four directors in Class III.

     The shareholders are being asked to vote on the election of the four nominees for director in Class III. The Class III nominees will serve for terms of three years each (and until their successors are duly elected and qualified). All of the nominees are presently directors, except for J. Hicks Lanier. Mr. Lanier will replace E. Reginald Hancock as a Class III director. Mr. Hancock is retiring on the date of this Annual Meeting pursuant to the current Bylaws of the Company. All proxies received by the Company will be voted in accordance with instructions appearing on such proxies. In the absence of contrary instructions, the proxy will be voted for the election of the four nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the election of the remaining nominees and for the election of such other persons as they may select.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

     The following tables and information below set forth the name of each nominee and each director continuing in office, their ages, principal occupations and the year each of them first joined the Board. For information concerning membership on committees of the Board of Directors, see "Other Information about the Board and its Committees" below.

                             NOMINEES FOR DIRECTOR

                                   CLASS III
     FOR A THREE-YEAR TERM EXPIRING ON THE DATE OF THE 1998 ANNUAL MEETING

                                                                                 YEAR FIRST
             NAME                 AGE       POSITION WITH THE COMPANY         ELECTED DIRECTOR
- ------------------------------    ---     ------------------------------    --------------------
Jean Douville                     51      Director                                  1992
J. Hicks Lanier                   54      Director                          (First-time nominee )
Larry L. Prince                   56      Chairman of the Board, Chief              1979
                                          Executive
                                          Officer and Director
Alana S. Shepherd                 64      Director                                  1993

     Mr. Douville has been President and a director of UAP Inc. since 1981, and Chief Executive Officer of UAP Inc. since 1982. UAP Inc. is a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. Mr. Douville is a director of Banque Nationale du Canada and Sodisco/Howden Group Inc.

     Mr. Lanier has been President of Oxford Industries, Inc. since 1977, Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc. since 1981 and a director of Oxford Industries, Inc. since 1969. Oxford Industries, Inc. is an apparel manufacturer headquartered in Atlanta, Georgia. Mr. Lanier is also a director of Crawford & Company, Shaw Industries, Inc. and Trust Company of Georgia.

     Mr. Prince is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Prince has been Chairman of the Board since 1990, and Chief Executive Officer since 1989. Mr. Prince was President and Chief Operating Officer of the Company from 1986 to 1990. He is also a director of Crawford & Company, Equifax, Inc., John H. Harland Co., Trust Company of Georgia and UAP Inc.

     Ms. Shepherd is Secretary of the Board of Directors of the Shepherd Spinal Center, a position she has held since 1974. Ms. Shepherd is a director of Wachovia Bank of Georgia.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                    CLASS I
              TERM EXPIRING ON THE DATE OF THE 1996 ANNUAL MEETING

                                                                                     YEAR FIRST
              NAME                   AGE         POSITION WITH THE COMPANY        ELECTED DIRECTOR
- ---------------------------------    ---     ---------------------------------    ----------------
James R. Courim                      65      Director                                   1982
Bradley Currey, Jr.                  64      Director                                   1990
Thomas C. Gallagher                  47      President, Chief Operating
                                             Officer and Director, and
                                             Chairman of the Board of
                                             Directors and Chief Executive
                                             Officer of S.P. Richards Company,
                                             a wholly owned subsidiary of the
                                             Company                                    1990
Gardner E. Larned                    71      Director and Chairman of the
                                             Board and Chief Executive Officer
                                             of Berry Bearing Company, a
                                             wholly owned subsidiary of the
                                             Company                                    1993
Lawrence G. Steiner                  56      Director                                   1972

     Mr. Courim was Chairman of the Board of Directors and Chief Executive Officer of Standard Unit Parts Corporation, a distributor of automotive replacement parts and accessories, prior to his retirement in 1982.

     Mr. Currey is Chairman of the Board, President and Chief Executive Officer of Rock-Tenn Company, a manufacturer and distributor of paperboard and packaging products located in Norcross, Georgia. He has held the position of President since 1978, the position of Chief Executive Officer since 1988 and the position of Chairman of the Board since 1993.

     Mr. Gallagher is President and Chief Operating Officer of the Company, and Chairman of the Board of Directors and Chief Executive Officer of S.P. Richards Company, a wholly owned subsidiary of the Company. Mr. Gallagher has been President and Chief Operating Officer of the Company since 1990, and Chairman of the Board of Directors and Chief Executive Officer of S.P. Richards Company since 1988. Mr. Gallagher was Executive Vice President of the Company from 1988 to 1990. Mr. Gallagher is a director of Oxford Industries, Inc.

     Mr. Larned is Chairman of the Board and Chief Executive Officer of Berry Bearing Company, positions he has held since 1985. Berry Bearing Company, which is headquartered in Chicago and engaged in the distribution of bearings and related industrial products, was acquired by the Company on January 29, 1993. As part of the Company's acquisition of Berry Bearing Company, the Company agreed to nominate Mr. Larned to a full three-year term as a Director, and in connection therewith the Board of Directors, on February 15, 1993, amended the Company's Bylaws to allow Mr. Larned and other nominees named in connection with acquisitions to serve one complete three year term, even though the Bylaws otherwise mandate the retirement of Directors at the annual meeting of shareholders following the January 1st that follows their attainment of age 70.

     Mr. Steiner is Chairman of the Board and President of American Linen Supply Company. Mr. Steiner has been President of American Linen Supply Company since 1979, and Chairman of the Board since 1992. American Linen Supply Company is headquartered in Minneapolis, Minnesota, and is engaged in the business of linen and garment rental.

                                    CLASS II
              TERM EXPIRING ON THE DATE OF THE 1997 ANNUAL MEETING

                                                                                     YEAR FIRST
              NAME                   AGE         POSITION WITH THE COMPANY        ELECTED DIRECTOR
- ---------------------------------    ---     ---------------------------------    ----------------
William A. Parker, Jr.               67      Director                                   1969

John J. Scalley                      64      Executive Vice President and               1987
                                             Director

James B. Williams                    61      Director                                   1980

     Mr. Parker is Chairman of the Board of Seminole Investment Co., L.L.C., a private business engaged in investments, a position he has held since 1994. From 1977 to 1994, Mr. Parker was Chairman of the Board of Directors of Cherokee Investment Company, a private business engaged in investments. He is also a director of Atlantic Realty Co., Georgia Power Company, Haverty Furniture Co., Inc., Internationale Nederlanden America Life Corporation, Life Insurance Co. of Georgia, Post Properties, Inc. and The Southern Company.

     Mr. Scalley is Executive Vice President of the Company, a position he has held since 1986.

     Mr. Williams is Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc., positions he has held since 1991 and 1990, respectively. Mr. Williams has been a member of the Board of Directors of SunTrust Banks, Inc. since 1984. Mr. Williams served as President of SunTrust Banks, Inc. from 1990 to 1991. Mr. Williams is also a director of The Coca-Cola Company, Georgia-Pacific Corporation, Rollins, Inc., RPC Energy Services, Inc. and Sonat Inc.

OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     During 1994, the Board of Directors held four meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of Committees of the Board on which they served. The Board presently has three standing committees. Certain information regarding the functions of the Board's committees, their present membership and the number of meetings held by each committee during 1994 is described below:

          Executive Committee. The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Larry L. Prince (Chairman), Thomas C. Gallagher, Bradley Currey, Jr., John J. Scalley and James B. Williams. During 1994, this committee held six meetings.

          Audit Committee. The Audit Committee annually reviews and recommends to the Board the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the auditing engagement, reviews the scope and results of the Company's procedures for internal auditing and inquires as to the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are James B. Williams (Chairman), James R. Courim, Alana S. Shepherd and Lawrence G. Steiner. During 1994, the Audit Committee held two meetings.

          Compensation and Stock Option Committee. The Compensation and Stock Option Committee is authorized to fix the compensation of senior officers of the Company and to administer the Company's 1988 Stock Option Plan and 1992 Stock Option and Incentive Plan. The current members of the Compensation and Stock Option Committee are William A. Parker, Jr. (Chairman), John B. Ellis, E. Reginald Hancock and James B. Williams. Messrs. Ellis and Hancock are retiring as directors on the date of the 1995 Annual Meeting. During 1994, the Compensation and Stock Option Committee held one meeting.

          The Company's Board of Directors does not have a nominating committee.

          Compensation of Directors. During the first quarter of 1994, directors who were not full-time employees of the Company or its subsidiaries were paid $5,000 plus $750 per meeting attended, except the Chairman of the Audit Committee, who was paid $5,500 plus $750 per meeting attended. Effective April 1, 1994, directors who were not full-time employees of the Company or its subsidiaries were paid $5,500 per fiscal quarter plus $825 per meeting attended, except the Chairmen of the Audit Committee and the Compensation and Stock Option Committee who were paid $6,250 per fiscal quarter plus $825 per meeting attended.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of February 10, 1995, on groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

                                                                    SHARES
                                  NAME AND ADDRESS                 BENEFICIALLY  PERCENT OF
  TITLE OF CLASS                 OF BENEFICIAL OWNER                 OWNED         CLASS
- ------------------    -----------------------------------------    ---------     ----------
Common Stock,         Northern Trust Corporation,                  7,333,814(1)      6.0%
  $1.00 par value       as parent holding company
                        on behalf of certain subsidiaries
                        50 South La Salle Street
                        Chicago, Illinois 60675

- ---------------

(1) This information is based upon information included in an amendment to Northern Trust Corporation's Schedule 13G filed with the Securities and Exchange Commission on February 6, 1995. Certain of these shares are also beneficially owned by Gardner E. Larned, one of the Company's directors, as set forth in footnote (5) on page 6 of this Proxy Statement.

COMMON STOCK OWNERSHIP OF MANAGEMENT

     Based on available information, the Company believes that set forth in the table below is information in connection with the beneficial ownership of Common Stock of the Company by the Company's directors, Mr. Lanier as a first-time nominee for director, the Named Executive Officers (as defined herein) and the directors, nominee for director and executive officers of the Company as a group (19 persons) as of February 10, 1995:

                                                                                        PERCENTAGE OF
                           NAME OF DIRECTOR, NOMINEE        SHARES OF COMMON STOCK       COMMON STOCK
TITLE OF CLASS            OR NAMED EXECUTIVE OFFICER         BENEFICIALLY OWNED(1)      OUTSTANDING(2)
- ---------------      -------------------------------------  -----------------------     --------------
Common Stock,        James R. Courim                                  524,113                   *
$1.00 par value      Bradley Currey, Jr.                               20,000                   *
                     Jean Douville                                      1,500                   *
                     John B. Ellis                                     65,000                   *
                     Thomas C. Gallagher                              147,921(3)                *
                     E. Reginald Hancock                               16,000                   *
                     George W. Kalafut                                 28,151(4)                *
                     Gardner E. Larned                              6,740,692(5)              5.5%
                     J. Hicks Lanier                                    6,800(6)                *
                     William A. Parker, Jr.                         1,542,205(7)              1.3%
                     Larry L. Prince                                  321,004(8)                *
                     Louis W. Rice, Jr.                                24,279(9)                *
                     John J. Scalley                                  101,603(10)               *
                     Alana S. Shepherd                                  1,349                   *
                     Lawrence G. Steiner                                3,347(11)               *
                     James B. Williams                                 20,000                   *
                     Directors, Nominee and Executive
                     Officers as a Group                           10,856,885(12)             8.8%

- ---------------

   * Less than 1%.
 (1) Information relating to the beneficial ownership of Common Stock by directors, nominees for director and Named Executive Officers is based upon information furnished by each such individual using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Securities Exchange Act of 1934. Except as indicated in other footnotes to this table, directors, nominees and Named Executive Officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director's, nominee's or executive officer's immediate family have a beneficial interest, and as to which such shares the director, nominee or executive officer disclaims beneficial ownership.

 (2) Unless indicated in the table, the number of shares included in the table as beneficially owned by a director, nominee or Named Executive Officer does not exceed one percent of the outstanding Common Stock of the Company.
 (3) Includes 107,315 shares subject to exercisable stock options and 631 shares owned jointly by Mr. Gallagher and his wife. In addition, Mr. Gallagher is one of four trustees for 725,688 shares held in a benefit fund for Company employees. Mr. Gallagher disclaims beneficial ownership as to all such shares held in trust. Does not include 5,000 shares issued February 16, 1995 pursuant to a restricted stock award. See "Executive Compensation and Other Benefits."
 (4) Includes 17,898 shares subject to exercisable options. In addition, Mr. Kalafut is one of four trustees for 725,688 shares held in a benefit fund for Company employees and one of three trustees for 534,997 shares held in trust for the Company's Pension Plan. Mr. Kalafut disclaims beneficial ownership as to all such shares held in both trusts.
 (5) Includes 5,591,249 shares held by various trusts for which Mr. Larned's wife is co-trustee with shared voting and investment power, 740,415 shares held in trust for the benefit of Mr. Larned's wife and 409,000 shares held by Mr. Larned's wife as trustee under a declaration of trust.
 (6) Includes 1,600 shares held by a trust for the benefit of Mr. Lanier as to which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustee. Also includes 1,200 shares held by a charitable foundation for which Mr. Lanier is one of five trustees and thereby has shared voting and investment power for such shares (as to which shares Mr. Lanier disclaims beneficial ownership). Also includes 3,000 shares held in four trusts for the benefit of Mr. Lanier's siblings for which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustees. Mr. Lanier disclaims beneficial ownership as to these 3,000 shares.
 (7) Includes 272,176 shares owned by Mr. Parker's wife and 822,615 shares held by trusts for Mr. Parker's children with Mrs. Parker as co-trustee (as to which shares held by his wife and in trust for his children Mr. Parker disclaims beneficial ownership). Also includes 69,960 shares held by a trust for which Mr. Parker is a co-trustee, and 68,250 shares held by certain charitable foundations for which Mr. Parker is a trustee and thereby has shared voting and investment power (Mr. Parker disclaims beneficial ownership as to the shares held by such trust and foundations).
 (8) Includes 193,960 shares subject to exercisable stock options, and includes 60,750 shares held by a charitable foundation for which Mr. Prince is a trustee and thereby has shared voting and investment power for such shares. Mr. Prince disclaims beneficial ownership as to such shares held in trust. Does not include 10,000 shares issued February 16, 1995 pursuant to a restricted stock award. See "Executive Compensation and Other Benefits."
 (9) Includes 3,231 shares subject to exercisable stock options. In addition, Mr. Rice is one of four trustees for 725,688 shares held in a benefit fund for Company employees and one of three trustees for 534,997 shares held in trust for the Company's Pension Plan. Mr. Rice disclaims beneficial ownership as to all such shares held in both trusts.
(10) Includes 10,825 shares subject to exercisable stock options and 290 shares owned by Mr. Scalley's wife, as to which such shares Mr. Scalley disclaims beneficial ownership. In addition, Mr. Scalley is one of four trustees for 725,688 shares held in a benefit fund for Company employees. Mr. Scalley disclaims beneficial ownership as to all such shares held in trust.
(11) Includes 742 shares owned by Mr. Steiner's wife as to which such shares Mr. Steiner disclaims beneficial ownership.
(12) This figure includes 372,409 shares issuable to certain executive officers upon the exercise of options that are presently exercisable under the Company's 1988 Stock Option Plan and 1992 Stock Option and Incentive Plan, 725,688 shares held in a benefit fund for Company employees, and 534,997 shares held in trust for the Company's Pension Plan. The individual totals for Mr. Parker and Mr. Prince each include 60,750 shares held by the same charitable foundation for which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure.

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ending December 31, 1994, 1993 and 1992, of (i) the Chief Executive Officer as of December 31, 1994, and (ii) the other four most highly compensated executive officers of the Company as of December 31, 1994 (for the purposes of this and the following tables and discussion concerning executive compensation, such five executive officers shall be referred to as the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                            ANNUAL COMPENSATION                   AWARDS
                                      --------------------------------   -------------------------
                                                             OTHER       RESTRICTED     SECURITIES       ALL
                                                             ANNUAL        STOCK        UNDERLYING      OTHER
                                      SALARY     BONUS    COMPENSATION   AWARDS(S)       OPTIONS     COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR     ($)       ($)        ($)(1)         ($)            (#)          ($)(2)
- -----------------------------  ----   -------   -------   ------------   ----------     ----------   ------------
Larry L. Prince                1994   430,000   531,480         --          390,625(3)     60,000        1,848
  Chairman of the              1993   405,000   461,700         --               --        32,800        1,799
  Board, Chief Executive       1992   382,000   351,440         --               --       103,300        1,746
  Officer and Director
Thomas C. Gallagher            1994   310,000   364,560         --          195,313(3)     30,000        1,848
  President, Chief             1993   290,000   316,680         --               --        17,900        1,799
  Operating Officer and        1992   268,000   246,560         --               --        72,800        1,746
  Director
John J. Scalley                1994   275,000   356,400         --               --        10,000        1,848
  Executive Vice               1993   260,000   308,880         --               --         6,000        1,799
  President and Director       1992   247,000   235,762         --               --        22,500        1,746
Louis W. Rice, Jr.             1994   190,000   241,680         --               --         5,000        1,848
  Senior Vice                  1993   180,000   209,520         --               --         4,000        1,799
  President -- Personnel       1992   172,000   158,240         --               --        12,500        1,746
George W. Kalafut              1994   185,000   206,460         --               --        10,000        1,848
  Executive Vice               1993   170,000   177,480         --               --         6,000        1,799
  President --                 1992   154,000   141,680         --               --        24,300        1,746
  Finance &
     Administration

- ---------------

(1) For 1994, 1993 and 1992, no amounts of "Other Annual Compensation" were paid to each Named Executive Officer, except for perquisites and other personal benefits, securities or properties which for each Named Executive Officer during any such year did not exceed the lesser of $50,000 or 10% of such individual's salary plus annual bonus.
(2) For 1994, 1993 and 1992, amounts of "All Other Compensation" reflect Company matching contributions pursuant to the Genuine Partnership Plan (a qualified salary deferral plan under Section 401(k) of the Internal Revenue
     Code).
(3) On March 31, 1994, the Company entered into separate Restricted Stock Agreements with Mr. Prince and Mr. Gallagher whereby the Company agreed to make certain grants of restricted stock to such Named Executive Officers (up to an aggregate maximum of 100,000 shares for Mr. Prince and 50,000 shares for Mr. Gallagher) if the Company achieves certain annual earnings per share and certain price per share targets. Once such awards of restricted stock are granted, dividends on such restricted shares will be paid to the grantee and such restricted shares will vest on March 31, 2004 provided that the Named Executive Officer remains employed by the Company until that date (unless the Named Executive Officer is terminated prior to March 31, 2004 by reason of a change in control, death or disability, or the Compensation and Stock Option Committee accelerates the vesting of restricted stock granted under these Restricted Stock Agreements). For 1994, the amounts specified in "Restricted Stock Awards" reflect grants under the Restricted Stock Agreements discussed above made on February 16, 1995 in connection with the Company's achievement of the earnings per share target for 1994 as set forth in the agreements. Had such shares been held by Mr. Prince and Mr. Gallagher as of December 31, 1994, the value of such holdings would have been $360,000 and $180,000, respectively (such value is calculated by multiplying the number of restricted stock shares held by a Named Executive Officer by $36.00, which was the closing price of the Company's common stock on December 31, 1994).

                       OPTION GRANTS IN FISCAL YEAR 1994

     Shown below is further information on grants of stock options pursuant to the Company's 1992 Stock Option and Incentive Plan during the fiscal year ended December 31, 1994 to the Named Executive Officers. Such grants are reflected in the Summary Compensation Table on page 7.

                                     INDIVIDUAL GRANTS
                        --------------------------------------------
                         NUMBER OF       % OF TOTAL
                        SECURITIES        OPTIONS
                        UNDERLYING       GRANTED TO      EXERCISE OR                     GRANT DATE
                          OPTIONS       EMPLOYEES IN     BASE PRICE      EXPIRATION       PRESENT
        NAME            GRANTED (#)     FISCAL YEAR        ($/SH)           DATE        VALUE ($)(1)
- --------------------    -----------     ------------     -----------     ----------     ------------
Larry L. Prince            60,000(3)         8.7            34.375        03/31/04         522,600
Thomas C. Gallagher        30,000(3)         4.4            34.375        03/31/04         261,300
John J. Scalley             6,600(2)(4)      1.0            34.375        03/31/04          57,486
                            3,400(3)         0.5            34.375        03/31/04          29,614
Louis W. Rice, Jr.          5,000(2)(5)      0.7            34.375        03/31/04          43,550
George W. Kalafut           3,800(2)(6)      0.6            34.375        03/31/04          33,098
                            6,200(3)         0.9            34.375        03/31/04          54,002

- ---------------

(1) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The value calculations for the options listed above are based on the following assumptions: interest rates (based on the ask yield to maturity on a U.S. Treasury strip with a maturity equal to the term of the relevant option) of 7.11% for ten year options granted on March 31, 1994; annual dividend yield of 3.1%, the average annual dividend yield on a share of Common Stock during the past four fiscal quarters; volatility of 13.45% based upon annualized standard deviation of quarterly returns of the Common Stock over the five year period ended March 31, 1994; and a date of exercise no sooner than the date first exercisable under the terms of the option, and no later than the expiration date of the option.
(2) Incentive stock options granted at an exercise price equal to the fair market value of the shares of Common Stock on the date of grant. These options may be exercised no later than the expiration date and accelerated by the Compensation and Stock Option Committee upon certain "changes in control" of the Company as defined in the Company's 1992 Stock Option and Incentive Plan.
(3) Nonqualified stock options which vest completely and may be exercised twelve months after the date of the grant, but no later than the expiration date. The exercise price for each nonqualified stock option is the fair market value on the date granted. These options may be accelerated by the Compensation and Stock Option Committee upon certain "changes in control" of the Company as defined in the Company's 1992 Stock Option and Incentive Plan.
(4) Option becomes exercisable on January 1 of each of the specified years as follows: 834 shares in 2002; 2,909 shares in 2003; and 2,857 shares in 2004.
(5) Option becomes exercisable on January 1 of each of the specified years as follows: 1,801 shares in 1998; 2,909 shares in 1999; and 290 shares in 2000.
(6) Option becomes exercisable on January 1 of each of the specified years as follows: 931 shares in 2003; and 2,869 shares in 2004.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1994
                       AND FISCAL YEAR-END OPTION VALUES

     Shown below is information with respect to options exercised by the Named Executive Officers during 1994 and the unexercised options to purchase the Company's Common Stock granted in fiscal 1994 and prior years under the 1988 Stock Option Plan and the 1992 Stock Option and Incentive Plan to the Named Executive Officers and held by them as of December 31, 1994.

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING OPTIONS           IN-THE-MONEY OPTIONS
                                                              AT FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)(2)
                         SHARES ACQUIRED   VALUE REALIZED   ---------------------------   ---------------------------
         NAME            ON EXERCISE (#)       ($)(1)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -----------------------  ---------------   --------------   -----------   -------------   -----------   -------------
Larry L. Prince                3,960            48,015        130,000         93,100        578,125        390,400
Thomas C. Gallagher            6,500            73,500         73,798         58,152        369,344        165,130
John J. Scalley                6,000            44,250          4,300         34,200         17,558        116,504
Louis W. Rice, Jr.            12,974           120,081            -0-         15,276            -0-         43,023
George W. Kalafut              3,250            32,406          8,573         37,227         62,735        128,864

- ---------------

(1) The Value Realized is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.
(2) Represents the fair market value as of December 31, 1994 ($36.00 per share closing stock price) of the option shares less the exercise price of the options.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee") is composed entirely of individuals who are outside directors. The Committee is responsible for making decisions with respect to the Company's executive compensation policies. In addition, pursuant to authority granted by the Board of Directors, the Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. In making decisions regarding executive compensation, the Committee has attempted to implement a policy that serves the financial interests of the Company's shareholders while providing appropriate incentives to its executive officers. The Committee's policy responding to
Section 162(m) of the Internal Revenue Code, which disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, is to submit the Genuine Parts Company's annual bonus program for its executive officers to the Company's shareholders for approval. The Committee believes that if the Company's annual bonus program is adopted by the Company's shareholders, none of the Company's executive officers will have compensation in excess of $1,000,000 for purposes of Section 162(m) through 1999. See "Approval of the Genuine Parts Company Annual Incentive Bonus Plan."

ELEMENTS OF EXECUTIVE COMPENSATION

     The Company's executive officers receive compensation comprised of base salaries, annual incentive bonuses, long-term incentive compensation in the form of stock options and restricted stock, and various benefits, including medical and pension plans.

  Base Salary

     The Committee sets base salaries for the Company's executive officers at levels generally below what it believes to be competitive salary levels in order to maintain an emphasis on incentive compensation. The Committee sets the base salary of the Chief Executive Officer based on (i) the Chief Executive Officer's base salary in the prior year; (ii) increases in the cost of living; (iii) increased responsibilities; (iv) the levels of

Chief Executive Officer compensation granted by the other companies that are included in the Peer Index (as defined on page 16 of this Proxy Statement); and
(v) the past performance (including the achievement in the prior fiscal year of certain Goals, as described below) and specific skills of the Chief Executive Officer as they relate to the needs of the Company. The Committee's review of the foregoing factors was subjective and the Committee assigned no fixed value or weight to any of the factors when making its decisions regarding base salary. The Committee and the Chief Executive Officer set the base salary of every other executive officer of the Company based upon the same criteria.

  Annual Bonuses

     In order to maximize the interests of the Company's shareholders and its management, the Committee makes extensive use of annual bonuses based on the performance factors set forth below as a part of each executive's compensation. The Committee sets annual bonuses such that an executive officer's annual bonus, assuming the Company achieves certain targets or goals, is approximately 47% of total annual compensation. However, if the Company's performance fluctuates markedly from the targets established by the Company, the executive officer may receive no bonus, or may receive an annual bonus that constitutes as much as 62% of total annual compensation, depending upon the extent and direction of such fluctuations.

     Each fiscal year, including 1994, the Committee sets the level of annual bonuses to be awarded to the Chief Executive Officer and other executive officers, based upon goals (the "Goals") set by the Company. The Goals set by the Company for projected pre-tax return (expressed as a percentage) on the Company's shareholders' equity as of the beginning of the fiscal year (the "Profit Goals") receive the most emphasis in calculating annual bonuses by the Committee since these Goals most forcefully tie the interests of the Company's shareholders and its executive officers together. If the Company meets a specified Profit Goal, the Company's executive officers are eligible to receive additional bonuses if the Company also attains certain (i) sales targets (the "Sales Goals"), and (ii) inventory management targets (the "Inventory Management Goals").

     The Company's Goals are determined by aggregating all of the Profit, Sales and Inventory Management Goals established at the lower levels of the Company and its subsidiaries (the "base goals"). Each base goal is set based upon (i) the prior year's performance by a particular jobbing store, branch or distribution center, (ii) the overall economic outlook of the region served by the particular jobbing store, branch or distribution center setting the base goal, and (iii) specific market opportunities. The formulation of the base goals is influenced to a degree by the Company's management which often attempts to set the tone and emphasis of base goals based on its interpretations of the above factors.

     Once the base goals have been compiled into the Company's Goals, the Committee reviews and ratifies their content, then sets the annual bonus schedule for the Company's Named Executive Officers based upon the Company's Goals. The annual bonuses for certain other executive officers of the Company are based on the aggregate base goals for the division or divisions of the Company for which they are responsible.

     For fiscal year 1994, the Company as a whole exceeded the Profit Goal and the Sales Goal, and met the Inventory Goal, for which Larry L. Prince, the Company's Chief Executive Officer, earned a bonus equal to 55% of his total annual compensation. The annual bonuses awarded in connection with the Profit, Sales and Inventory Goals constituted 92%, 4% and 4%, respectively, of Mr. Prince's 1994 bonus.

     Beginning in 1995, the payment of annual bonuses to the Company's executive officers will be governed by the Genuine Parts Company Annual Incentive Bonus Plan subject to shareholder approval at the 1995 Annual Meeting. See "Approval of the Genuine Parts Company Annual Incentive Bonus Plan."

  Stock Options and Restricted Stock

     During 1994, the Committee provided long term compensation to the Company's executive officers in the form of stock options under the 1992 Stock Option and Incentive Plan (the "1992 Plan"). The Committee believes that stock option grants are an effective way for the Company to align the interests of the Company's executives with its shareholders.

     In granting stock options under the 1992 Plan, the Committee considered (i) the recipient's level of responsibility; (ii) the recipient's specific function within the Company's overall organization; (iii) the profitability of the Company (for top executive officers such as the Chief Executive Officer), or other subdivision of the Company, as is appropriate in connection with the recipient's position(s); (iv) the number of options granted to executive officers by the other companies that are included in the Peer Index; and (v) the amount of options currently held by the executive officer. The Committee's review of the foregoing factors was subjective and the Committee assigned no fixed value or weight to any of the factors when making its decisions regarding stock option grants. In 1994, the Committee granted options to purchase an aggregate of 688,000 shares of Common Stock at fair market value on the date of grant to 219 key employees, including each of the Named Executive Officers. The grants ranged in size from 1,000 to 60,000 shares, with Larry L. Prince, the Company's Chief Executive Officer, receiving the largest such grant.

     In addition, during 1994 the Committee provided long term compensation to Mr. Prince and Thomas C. Gallagher, the Company's President and Chief Operating Officer, in the form of restricted stock agreements under the 1992 Plan. Such agreements commit the Company to make future grants of restricted stock awards (up to a certain maximum number of shares) based upon (i) increases in the Company's common stock price to certain levels specified in the agreements (the "Stock Price Goals"), and (ii) the Company's achievement of certain earnings per share targets for each year from 1994 to 1998 as set forth in the agreements (the "Earnings Goals"). In determining whether to enter into a restricted stock agreement with a particular executive officer, the Committee reviewed the same criteria it considered when making stock option grants as set forth above. Such agreements committed the Company to make awards of up to a maximum of 100,000 shares of restricted stock to Mr. Prince and awards of up to a maximum of 50,000 shares to Mr. Gallagher. The Company met the Earnings Goal for 1994, and, therefore, on February 16, 1995 awarded 10,000 shares of restricted stock to Mr. Prince and 5,000 to Mr. Gallagher. In 1994, the Company did not meet any of the Stock Price Goals in any restricted stock agreement.

  Benefits

     The Company provides medical and other similar benefits to its executive officers that are generally available to the Company's employees.

                                          Members of the Compensation and Stock
                                          Option Committee

                                          William A. Parker, Jr. (Chairman)
                                          John B. Ellis
                                          E. Reginald Hancock
                                          James B. Williams

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following non-employee directors serve on the Compensation and Stock Option Committee: William A. Parker, Jr., John B. Ellis, E. Reginald Hancock and James B. Williams. Messrs. Ellis and Hancock are retiring as directors on the date of the 1995 Annual Meeting. Mr. Parker was the general manager of Beck & Gregg, the former hardware division of the Company, from 1969 to 1977. Mr. Ellis was the Company's Senior Vice President-Finance and Treasurer from 1982 to 1985.

     On December 29, 1994, the Company completed the acquisition by merger of Cherokee Investment Company ("Cherokee") pursuant to an agreement dated December 29, 1994. In the transaction, the Company exchanged 166,555 shares of its Common Stock for all of the issued and outstanding shares of capital stock of Cherokee. Cherokee's only asset upon consummation of the transaction was 166,555 shares of the Company's Common Stock. Mr. Parker was the Chairman of the Board and a 50% shareholder of Cherokee. Upon consummation of the transaction, Mr. Parker received 83,277 shares of the Company's Common Stock, and his brother (who was the only other shareholder of Cherokee) received 83,278 shares of the Company's Common Stock. Mr. Parker and his brother paid all of the Company's expenses in connection with this transaction.

                         COMPENSATION PURSUANT TO PLANS

RETIREMENT PLANS

PENSION PLAN TABLE

     The following table illustrates the combined (total) benefits payable annually under the Company's Pension Plan and the Supplemental Retirement Plan to a participant with certain years of credited service and with certain final average earnings, assuming (i) retirement at age 65, (ii) the estimated maximum Social Security benefit payable to a participant retiring on December 31, 1994, and (iii) the benefit is paid as a single life annuity.

                           YEARS OF CREDITED SERVICE

 FINAL AVERAGE
ANNUAL EARNINGS        15           20           25           30           35           40           45
- ---------------     --------     --------     --------     --------     --------     --------     --------
  $   125,000       $ 43,100     $ 46,200     $ 49,300     $ 52,400     $ 55,600     $ 58,700     $ 61,800
      150,000         53,100       56,800       60,600       64,300       68,100       71,800       75,600
      175,000         63,100       67,400       71,800       76,200       80,600       85,000       89,300
      200,000         73,100       78,100       83,100       88,100       93,100       98,100      103,100
      225,000         83,100       88,700       94,300      100,000      105,600      111,200      116,800
      250,000         93,100       99,300      105,600      111,800      118,100      124,300      130,600
      300,000        113,900      120,600      128,900      135,600      143,900      150,600      158,900
      400,000        153,900      163,100      173,900      183,100      193,900      203,100      213,900
      450,000        173,100      184,300      195,600      206,800      218,100      229,300      240,600
      500,000        193,900      205,600      218,900      230,600      243,900      255,600      268,900
      600,000        233,900      248,100      263,900      278,100      293,900      308,100      323,900
      700,000        273,900      290,600      308,900      325,600      343,900      360,600      378,900
      800,000        313,900      333,100      353,900      373,100      393,900      413,100      433,900
      900,000        353,900      375,600      398,900      420,600      443,900      465,600      488,900
    1,000,000        392,900      417,900      442,900      467,900      492,900      517,900      542,900
    1,100,000        432,900      460,400      487,900      515,400      542,900      570,400      597,900

     The Pension Plan Table above covers retirement benefits payable to the Named Executive Officers pursuant to (i) a noncontributory tax qualified pension plan (the "Pension Plan") providing monthly benefits upon retirement to eligible employees (employees become eligible to participate in the Pension Plan after attaining age 21 and completing twelve months of service and 1,000 hours of service during such twelve months), and (ii) a "Supplemental Retirement Plan" maintained solely for the purpose of providing retirement benefits for key employees in excess of the limitations on Pension Plan benefits imposed by the Internal Revenue Code (the "Code").

     Each year the Company contributes an amount to the Pension Plan that is actuarially determined. Retirement benefits are based on a participant's years of service and average monthly pay during the participant's five highest paid years out of the participant's last ten years of service prior to termination of employment, and benefits may be reduced by 50% of the participant's Social Security benefits. Normal retirement age is 65; early retirement can be taken at age 55 with 15 years of credited service.

     The Code limits the amount of the annual benefits that may be payable under the Pension Plan. For 1994, this limit was $118,800 per year. Such amounts payable under the Pension Plan would be reduced by any other benefit payable to a participant under any collectively bargained pension or pension plan to which the Company has contributed.

     The Supplemental Retirement Plan is nonqualified, noncontributory and unfunded, and is intended to be exempt from the participation, vesting, funding and fiduciary requirements of the Employee Retirement Income Security Act of 1974. The only persons who may participate in the Supplemental Retirement Plan are key employees of the Company who are designated as such by the Executive Committee of the Board of Directors. All of the Named Executive Officers have been designated as participants in the Supplemental Retirement Plan. The Supplemental Retirement Plan provides that each participant will receive for the remainder of his or her life an additional payment equal to the difference between (i) the amount the executive received under the Pension Plan and (ii) the full retirement income which the executive would have been entitled to receive under the Pension Plan had such Pension Plan income not been limited by the Code.

     For the Named Executive Officers, the sum of the amounts shown in the columns of the Summary Compensation Table labeled "Salary" and "Bonus" approximates the compensation used to calculate combined (total) retirement benefits under the Pension Plan and the Supplemental Retirement Plan. The Named Executive Officers have the following number of years of credited service to the Company for purposes of calculating retirement benefits: Larry L. Prince -- 36 years; Thomas C. Gallagher -- 24 years; John J. Scalley -- 43 years; Louis W. Rice, Jr. -- 27 years; and George W. Kalafut -- 11 years.

     The Supplemental Retirement Plan provides that in the event of a "change of control" of the Company (as defined therein) (i) any participant whose employment is terminated without cause during the 24-month period following the change of control, and who has seven or more years of credited service for vesting purposes, shall be entitled to receive a lump sum payment equal to the actuarially determined value of the supplemental retirement income accrued by the participant as of the date of his or her termination; and (ii) any participant who has commenced receiving supplemental retirement income under the Supplemental Retirement Plan at the time of the change of control shall receive a lump sum payment equal to the actuarially determined value of his or her remaining supplemental retirement income. For purposes of these provisions, the Supplemental Retirement Plan states that actuarial equivalents shall be determined using an interest assumption of 6%.

     Effective January 1, 1995, the Supplemental Retirement Plan was amended so that key employees of the Company who earn compensation equal to or greater than the compensation limits for Code Section 401(a)(17) ($150,000.00 in 1995) or such other dollar limitations as may be imposed by the Compensation and Stock Option Committee of the Company's Board of Directors may participate in the Supplemental Retirement Plan. The Compensation and Stock Option Committee reserves the right, however, to exclude an otherwise eligible employee from participating in the Supplemental Retirement Plan.

1988 STOCK OPTION PLAN AND 1992 STOCK OPTION AND INCENTIVE PLAN

     The Company's 1988 Stock Option Plan (the "1988 Plan"), was approved by the shareholders at the 1988 Annual Meeting held on April 18, 1988. The Company's 1992 Stock Option and Incentive Plan (the "1992 Plan"), was approved by the shareholders at the 1992 Annual Meeting held on April 20, 1992. Both plans provide for the granting of options to purchase shares of the Company's Common Stock to key employees of the Company and its subsidiaries. The purchase price for shares of the Company's Common Stock subject to an option granted under the 1988 Plan or the 1992 Plan may not be less than the fair market value of such shares on the date of grant of the option.

     The 1992 Plan provides for the granting of restricted stock to key employees of the Company. Restricted stock grants under the 1992 Plan may not be disposed of by the recipient until restrictions specified in the grant expire. Such restrictions may be based on a period of continuous employment, or contingent upon the attainment of certain business objectives or other quantitative or qualitative criteria. A holder of restricted stock has all of the rights of a shareholder of the Company, including the right to vote the restricted shares and the right to receive cash dividends.

GENUINE PARTNERSHIP PLAN

     The Company established, effective July 1, 1988, a qualified salary deferral plan pursuant to Section 401(k) of the Internal Revenue Code (the "Partnership Plan"). The Partnership Plan is open to all employees, including executive officers, on the first day of the month coinciding with or following the date on which the employee attains age 21 and completes twelve months of service and 1,000 hours of service during such twelve months. Pursuant to the Partnership Plan, each participating employee is permitted to authorize payroll deductions of up to 6% of his or her total compensation during the calendar year (the "Basic Contributions"), and is permitted to make supplemental contributions of up to 10% of his or her total compensation during the calendar year (the "Supplemental Contributions"). An employee's aggregate contributions are subject to limits set by law. The Company makes matching contributions in cash or the

Company's Common Stock equal to 20% of each participant's Basic Contributions. Participants become vested in the Company's matching contributions after completing three years service. Participants are always 100% vested in their Basic and Supplemental Contributions.

DEFERRED COMPENSATION AGREEMENTS

     The Company has deferred compensation agreements with certain of the Company's executive officers under which each executive has agreed to reduce his salary in exchange for annual benefits upon retirement. The Company has purchased insurance policies out of its general assets to provide sufficient funds to pay the annual retirement benefits promised under the agreements. The Company is the owner and sole beneficiary of such policies. Amounts of compensation deferred pursuant to the deferred compensation agreements are included in the salaries of the Named Executive Officers disclosed in the Summary Compensation Table in the year such compensation is earned. Such compensation will not be included in such individuals' salary in the Summary Compensation Table in the later year in which he actually receives such compensation. The Named Executive Officers are entitled to the following amounts upon retirement or attaining age 65 under such deferred compensation agreements:
Larry L. Prince -- $35,000 annually with such amount guaranteed for 10 years; Thomas C. Gallagher -- $40,000 annually with such amount guaranteed for 10 years; John J. Scalley -- $30,000 annually with such amount guaranteed for 10 years; and Louis W. Rice, Jr. -- $34,344 annually with such amount guaranteed for 10 years. Mr. Rice turned 65 in November 1991 and began receiving the amount of deferred compensation set forth above at that time.

     Each of the deferred compensation agreements provide that in the event of a change of control of the Company (as defined in the agreements), the officer (i) if he has not yet qualified for early retirement benefits, shall have the right to demand his withdrawal benefits (which is an amount approximately equal to the amount of salary deferred under the agreement by the officer) in a single lump sum payment, or (ii) if he has qualified for early retirement benefits or has begun receiving a retirement benefit under his deferred compensation agreement, shall have the right to demand his benefits in a single lump sum payment in an amount equal to the annual amount to which the officer is entitled times the number of years remaining in his life expectancy based on the actuarial assumptions used in connection with the Company's Pension Plan at that time, reduced to present value using 6% per annum.

TAX DEFERRED SAVINGS PLAN

     The Company established, effective as of January 1, 1993, a nonqualified, unfunded deferred compensation plan known as The Genuine Parts Company Tax-Deferred Savings Plan (the "Deferred Savings Plan"). The Deferred Savings Plan is open to all executive officers and certain other key employees. The Deferred Savings Plan permits participants to defer the receipt of bonuses until a specified date which must be at least two calendar years following the date the bonus would ordinarily be paid. Participants may defer up to 50% of their 1994 bonuses (to be received during 1995), and may defer 100% of their bonuses in subsequent years. Amounts of compensation deferred pursuant to the Deferred Savings Plan are included in the salaries of the Named Executive Officers disclosed in the Summary Compensation Table in the year such compensation is earned.

          TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Effective February 13, 1989, the Company entered into identical agreements ("Severance Pay Agreements") with certain executive officers, including Larry L. Prince, Thomas C. Gallagher, John J. Scalley, Louis W. Rice, Jr. and George W. Kalafut. Each Severance Pay Agreement provides that following a change in the control of the Company (as defined in the agreements), if the executive officer's employment with the Company terminates, voluntarily or involuntarily, for any reason or for no reason, within two years after the change of control (but prior to the executive officer's reaching age 65), the executive officer will be entitled to receive the following severance payment:

          (1) If the executive officer is younger than age 62 at the time of termination of his employment, the executive officer shall receive an amount equal to one dollar less than a sum equal to three times his average annual compensation for the five full taxable years ending before the date of the change of control (the "Base Severance Amount"), or

          (2) If the officer is age 62 or older at the time of termination of his employment, he shall receive an amount computed by dividing the Base Severance Amount by 36, and multiplying the result of that division by the number of whole months between the date of termination of employment and the date the executive officer reaches age 65.

     In addition, if an executive officer incurs a federal excise tax with respect to any part or all of the amounts received pursuant to his Severance Pay Agreement, the Company is required to pay the executive officer a sum equal to such excise tax so incurred by the executive officer plus all excise taxes and federal, state and local income taxes incurred by the executive officer with respect to receipt of this additional payment. Furthermore, the Company has agreed to pay all legal fees and expenses incurred by an executive officer in the pursuit of the rights and benefits provided by his Severance Pay Agreement.

     These Severance Pay Agreements will remain in effect as long as each such executive officer remains employed by the Company.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return ("shareholder return") on the Company's Common Stock against the shareholder return of the S&P's 500 Stock Index and a Peer Group Composite Index (structured by the Company as set forth below) for the five year period commencing December 31, 1989 and ended December 31, 1994.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      GENUINE PARTS COMPANY, S&P 500 INDEX & PEER GROUP COMPOSITE INDEX**

      MEASUREMENT PERIOD         GENUINE PARTS
    (FISCAL YEAR COVERED)           COMPANY        S&P 500        PEER INDEX
          1989                      100.00          100.00          100.00
          1990                       93.79           96.89           75.77
          1991                      124.49          126.42          100.43
          1992                      134.28          136.05          134.76
          1993                      152.98          149.76          158.24
          1994                      151.16          151.74          145.60

     Assumes $100 invested on December 31, 1989 in Genuine Parts Company common stock, S&P's 500 Stock Index (the Company is a member of the S&P 500 and its individual shareholder return went into calculating the S&P 500 results set forth in this performance graph), and a Peer Group Composite Index constructed by the Company as set forth below.

 * Total return assumes reinvestment of dividends.
** Fiscal year ending December 31.

     In constructing the Peer Group Composite Index ("Peer Index") for use in the performance graph above, the Company used the shareholder returns of various publicly held companies (weighted in accordance with each such company's stock market capitalization at December 31, 1989 and including reinvestment of dividends) that compete with the Company in its three industry segments: automotive parts, industrial parts and office products (each group of companies included in the Peer Index as competing with the Company in a separate industry segment are hereinafter referred to as a "Peer Group"). Included in the automotive parts

Peer Group are those companies making up the Dow Jones Automotive Parts & Equipment Industry Group (the Company is a member of such industry group and its individual shareholder return was included when calculating the Peer Index results set forth in this performance graph). Included in the industrial parts Peer Group are Bearings, Inc. and Kaman Corporation, and included in the office products Peer Group is United Stationers Inc.

     In determining the Peer Index, each Peer Group for each industry segment was weighted to reflect the Company's annual net sales in each industry segment. Each industry segment of the Company comprised the following percentages of the Company's net sales for the fiscal years shown:

                 INDUSTRY SEGMENT                1990      1991      1992      1993      1994
    -------------------------------------------  -----     -----     -----     -----     -----
    Automotive Parts                             57.85%    58.15%    57.73%    56.63%    55.45%
    Industrial Parts                             27.84%    27.13%    26.95%    26.36%    27.12%
    Office Products                              14.31%    14.72%    15.32%    17.01%    17.43%

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1994, the Company leased the facility for a jobbing store in Bloomington, Illinois from a trust in which James R. Courim, a director of the Company, has a 37.5% beneficiary interest. The annual base rent for such lease is $24,400 through October 31, 1997. The lease expires October 31, 1997 with one five year renewal option for the Company. The Company's Audit Committee, with Mr. Courim abstaining, has reviewed the lease transaction described above and has reported to the Board of Directors that the terms of the lease are and were reasonable and in the best interests of the Company.

     During 1994, the Company completed the acquisition of Cherokee whose sole shareholders were William A. Parker, Jr., a director of the Company, and Mr. Parker's brother. See "Compensation Committee Interlocks and Insider Participation."

                            SECTION 16(a) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1994, all
Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except that Mr. Courim failed to file timely a Form 4 for the month of December 1994 in connection with a sale of the Company's common stock. In addition, in 1994 Mr. Steiner reported information to correct his inadvertent failure to report on Form 4 purchases of the Company's common stock by his wife during January and February 1991, and, in 1995, Mr. Scalley reported information to correct his inadvertent failure to report ownership of shares of Company common stock by his wife.

                               2. APPROVAL OF THE
               GENUINE PARTS COMPANY ANNUAL INCENTIVE BONUS PLAN

     On February 24, 1995 the Compensation and Stock Option Committee (the "Committee") of the Board of Directors adopted, subject to shareholder approval, the Genuine Parts Company Annual Incentive Bonus Plan (the "Plan"). The Board of Directors directed that the Plan be submitted to the shareholders at the 1995 Annual Meeting, and the Plan will become effective upon the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting. If the Plan is not approved by the shareholders at the 1995 Annual Meeting, no payments will be made under the Plan. The Committee and the Board of Directors retain the right to pay bonuses other than those set forth in the Plan.

     The Plan provides for the payment of annual monetary awards to each participant equal to a percentage of such participant's base salary based upon the achievement by the Company of certain "Performance Goals" as discussed below. In the past, annual bonuses had been paid to participants in the Plan pursuant to the procedures described in the "Compensation and Stock Option Committee Report on Executive Compensation." The Plan is intended to preserve the Company's federal income tax deduction for annual bonus payments under the Plan to "covered employees" under Section 162(m) (as defined below) during the years 1995 to 1999 by meeting the requirements for performance-based compensation under Section 162(m) of the Code. The Plan will be effective as of January 1, 1995 and has a term of five (5) years, subject to earlier termination by the Board of Directors. The following is a summary of the Plan. A copy of the full text of the Plan will be furnished to any shareholder of the Company upon written request made to the Secretary of the Company.

     ELIGIBILITY. Participation in the Plan is limited to the executive officers of the Company and any other employee(s) of the Company or its subsidiaries which the Committee, at the time it sets Performance Goals for a particular year, reasonably believes may be deemed to be a "covered employee" for such year under Section 162(m), as the same may be amended from time to time. Under Section 162(m), a covered employee currently is defined as any individual who, on the last day of the taxable year, is (i) the chief executive officer of the Company or acting in that capacity, or (ii) one of the four highest compensated officers of the Company (other than the chief executive officer) determined pursuant to the executive compensation rules under the Securities Exchange Act of 1934. During 1994, the covered employees would have been the five Named Executive Officers.

     PERFORMANCE GOALS. Each participant in the Plan shall be eligible to receive bonuses in connection with a particular fiscal year during the term of the Plan if the Company (or, for certain executive officers, a division(s) of the Company) meets or exceeds certain performance goals ("Performance Goals") set every year by the Committee. Not later than ninety (90) days after the commencement of any fiscal year during the term of the Plan, the Committee will set in writing Performance Goals based upon the Company (or a division(s) of the Company, as appropriate) achieving for that fiscal year (i) certain levels of pre-tax return on the Company's shareholders' equity as of the beginning of the fiscal year (the "Profit Goals"), (ii) certain levels of aggregate sales (the "Sales Goals"), and (iii) certain inventory management targets (the "Inventory Goals"). At the time the Committee sets the Performance Goals for a particular fiscal year, it also sets in writing the percentages of each participant's salary which will be awarded to such participant if the Company (or division(s) of the Company, as applicable) achieves the various Performance Goals.

     No bonuses will be paid under the Plan unless the Company's actual pre-tax return on the Company's shareholders' equity as of the beginning of the fiscal year ("Actual Profit") equals or exceeds a minimum Profit Goal set by the Committee. Furthermore, no bonus will be paid for attainment of the Sales Goals or the Inventory Goals unless the Company's Actual Profit exceeds a specified Profit Goal. Based upon its past experience paying bonuses to executive officers under terms substantially similar to the Plan, the Company believes that the portion of the bonus paid in connection with the attainment of Profit Goals will be at least 75% of the aggregate amount of bonuses paid (if any) to any one participant under the Plan in any one fiscal year.

     LIMITATION OF BENEFITS. In no event shall any participant receive bonus payments under the Plan in connection with any one fiscal year which exceed $1,000,000.

     PLAN ADMINISTRATION. The Plan will be administered by the Committee. The Committee is empowered to set the Performance Goals in connection with each fiscal year during the term of the Plan. The Committee may amend this Plan at any time, provided that no such amendment may cause the loss of any tax deduction to the Company under Section 162(m) of the Code, unless such amendment is submitted to the shareholders of the Company for approval. Payments under the Plan will be made promptly after the Committee certifies in writing that the relevant Performance Goals and other terms of the Plan were satisfied in connection with such payments. Notwithstanding the above, the Committee may, in its discretion, reduce the amount of compensation otherwise payable to participants under the Plan.

     BENEFITS TO EXECUTIVE OFFICERS. Only executive officers of the Company are currently eligible to participate in the Plan. It is not currently possible to determine with respect to the Named Executive Officers or the executive officers as a group the benefits or amounts that will be received by such persons under the Plan. The Plan is based on the annual bonus program described in the "Compensation and Stock Option Committee Report on Executive Compensation." In connection with 1994, each of the Named Executive Officers received the amounts specified for 1994 in the "Bonus" column of the Summary Compensation Table on page 7 of this Proxy Statement pursuant to such program, and the executive officers of the Company as a group received an aggregate of $2,152,558 pursuant to such program.

     FEDERAL INCOME TAX CONSEQUENCES. Tax legislation known as the Omnibus Budget Reconciliation Act of 1993 created Code Section 162(m) which prevents publicly held companies from taking a tax deduction for compensation in excess of $1,000,000 paid to each covered employee. Certain types of compensation paid by a company are exempt from this deduction limitation, including certain payments which are (i) subject to attainment of preestablished objective performance goals, (ii) administered by outside directors of such company, and
(iii) approved by the shareholders of such company. It is the intent of the Company that payments under the Plan, if approved by the shareholders, will not count toward the $1,000,000 limit in Code Section 162(m) pursuant to such exemption.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE GENUINE PARTS COMPANY ANNUAL INCENTIVE BONUS PLAN. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                    3. RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected Ernst & Young LLP as auditors for the Company for the current fiscal year ending December 31, 1995, subject to ratification by the shareholders. Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 1994, and representatives of that firm of independent accountants are expected to be present at the Annual Meeting of Shareholders. Ernst & Young LLP will have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                            SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $8,000 and reimbursement of certain expenses, and officers and regular employees of the Company, at no additional compensation, may also assist in the solicitation. Solicitation will be by mail, telephone or personal contact.

                                 OTHER MATTERS

     Management does not know of any matters to be brought before the meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

     Whether or not you expect to be present at the meeting in person, please vote, sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States.

SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company intended to be presented for consideration at the 1996 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 4, 1995, in order to be included in the Company's proxy statement and form of proxy relating to the 1996 Annual Meeting of Shareholders.

                         [Genuine Parts Company Logo]

                                                                      APPENDIX A

                             GENUINE PARTS COMPANY
                          ANNUAL INCENTIVE BONUS PLAN

1.  PURPOSE

         The purpose of the Genuine Parts Company Annual Incentive Bonus Plan (the "Plan") is to permit Genuine Parts Company (the "Company"), through awards of annual incentive compensation, to attract and retain qualified management employees and to motivate such management employees to achieve maximum profitability and stockholder returns. The Plan is designed and intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code"), and all provisions hereof shall be construed in a manner to so comply.

2.  ADMINISTRATION

         The Plan shall be administered by the Compensation and Stock Option Committee of the Company's Board of Directors, or any other committee of the Company's Board of Directors that the Company's Board of Directors determines shall administer the Plan which consists of at least two outside directors of the Company and satisfies the requirements of Section 162(m) of the Code (the "Committee"). The Committee shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to determine the Performance Goals (as defined herein) and the amount of any Bonuses (as defined herein) and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee's interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding.

3.  ELIGIBILITY

         The individuals entitled to receive cash awards under the Plan ("Bonuses") for any fiscal year during the term of the Plan shall be the executive officers of the Company and any other employee(s) of the Company or its subsidiaries, if any, which the Committee, as of the Determination Date (as defined herein), reasonably believes may be deemed to be a "covered employee(s)" for such fiscal year under Section 162(m) of the Code (the "Participants").


4.  DETERMINATION OF PERFORMANCE GOALS AND SALARY PERCENTAGES

         4.1 Each Participant in the Plan shall be eligible to receive Bonuses in connection with a particular fiscal year during the term of the Plan if the Company attains certain performance goals ("Performance Goals") set every year by the Committee.

         4.2 Not later than ninety (90) days after the commencement of any fiscal year and while the outcome of the Company's performance in relationship to the Performance Goals is still substantially uncertain (the "Determination Date"), the Committee shall adopt in writing certain Performance Goals based upon the Company achieving for that fiscal year (i) certain levels of pre-tax return on the Company's shareholders' equity as of the beginning of the fiscal year (the "Profit Goals"), (ii) certain levels of aggregate sales (the "Sales Goals"), and (iii) certain inventory management targets (the "Inventory Goals").

         4.3 On the Determination Date, the Committee also sets in writing the amount of Bonuses to be awarded under the Plan for that fiscal year by setting a percentage of each Participant's salary that will be awarded to a Participant if the Company achieves a particular Performance Goal or group of Performance Goals. No Bonuses will be paid under the Plan unless the Company's actual pre-tax return on the Company's shareholders' equity as of the beginning of the fiscal year equals or exceeds a minimum Profit Goal set by the Committee.

         4.4 The Committee may for certain individual Participants, in its sole discretion, set Performance Goals based upon a division or divisions of the Company achieving Profit, Sales and Inventory Goals set by the Committee.


5.  CALCULATION OF BONUSES; CERTIFICATION

         As soon as reasonably practicable after the close of each fiscal year in which any Participant is participating in the Plan, the Committee shall determine with respect to each Participant (i) whether and the extent to which the Performance Goals for such fiscal year have been met, and (ii) the amount of any resulting Bonuses to be paid under the Plan. The Committee shall then certify in writing (i) the amounts of such Bonuses and (ii) that the relevant Performance Goals and other requirements of the Plan relating to such Bonuses were satisfied.

6.  LIMITATIONS WITH RESPECT TO BONUSES

         6.1 No Participant shall have any right to receive payment of any Bonus unless the Participant remains in the employ of the Company or its subsidiaries through the end of the fiscal year to which such Bonus relates; provided, however, that the Committee may, in its sole discretion, pay all or part of a Bonus to any Participant whose employment with the Company or its subsidiaries is terminated at any time prior to the end of the fiscal year to which such Bonus relates by reason of death or disability. Any such determination of the Committee shall be final and conclusive.

         6.2 The Committee may, in its sole discretion, reduce the amount of any Bonus otherwise payable under the Plan.

         6.3 In no event shall an individual Participant receive Bonuses under the Plan in connection with any one fiscal year which in the aggregate are in excess of $1,000,000.

7.  PAYMENT OF BONUSES

         Each Participant shall receive a Bonus hereunder promptly after the Committee has certified in writing under Section 5 that the relevant Performance Goals and other requirements of the Plan were satisfied in connection with such Bonus.

8.  AMENDMENTS

         The Committee may amend this Plan at any time, provided that no such amendment shall be effective which (i) alters the types of Performance Goals specified in Section 4.2, or (ii) otherwise causes the loss of any tax deduction to the Company under Section 162(m) of the Code, unless such amendment is submitted to the shareholders of the Company.

9.  TERM; TERMINATION

         9.1 Subject to Sections 9.2 and 11, the Plan shall be effective for the five year period beginning on January 1, 1995 and ending on December 31, 1999.

         9.2 The Board of Directors of the Company may terminate this Plan at any time.

10.  MISCELLANEOUS PROVISIONS

         10.1 The Company shall have the right to deduct at the time of payment of any Bonus any amounts required by law to be withheld for the payment of taxes or otherwise.

         10.2 Except where federal law is applicable, the provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Georgia.

         10.3 If any provision of this Plan is found to be illegal or invalid or would cause any Bonus not to constitute performance-based compensation under Section 162(m) of the Code, the Committee shall have discretion to sever that provision from this Plan and, thereupon, such provision shall not be deemed to be a part of this Plan.

         10.4 Nothing in the Plan shall confer upon a Participant the right to continue in the employ of the Company or any of its subsidiaries or shall limit in any way the right of the Company and/or its subsidiaries to terminate such Participant's employment.

         10.5 No Participant shall have any claim to be granted a Bonus under the Plan, and there is no obligation for uniformity of treatment for Participants.

         10.6 The Plan shall be unfunded. The Company shall not be required to establish any separate or special fund or to make any other segregation of assets to assure the payment of any Bonus under the Plan.

11.  EFFECTIVE DATE

         If approved by the shareholders of the Company at the Company's 1995 Annual Meeting of Shareholders, the Plan shall be deemed effective as of January 1, 1995. If this Plan is not approved by the shareholders of the Company at the 1995 Annual Meeting of Shareholders, this Plan shall terminate and no Bonuses shall be paid hereunder.

                                                                      APPENDIX B

                             GENUINE PARTS COMPANY

   PROXY SOLICITED BY THE BOARD OF DIRECTORS OF GENUINE PARTS COMPANY FOR THE
                                 ANNUAL MEETING
                   OF SHAREHOLDERS TO BE HELD APRIL 17, 1995

   The undersigned hereby appoints LARRY L. PRINCE and THOMAS C. GALLAGHER, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 17, 1995, and at any reconvened meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the notice of annual meeting and proxy statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

1. Election of the following four nominees as Class III directors of Genuine Parts Company:

     Jean Douville, J. Hicks Lanier, Larry L. Prince and Alana S. Shepherd.

      IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE "FOR" PROPOSAL 1.
  / /FOR (except as indicated to the contrary below)  / /AGAINST   / /ABSTAIN

To vote against any individual nominee, write that nominee's name on the following line.

- ---------------------------------------------------------------------

To abstain from voting for any individual nominee, write that nominee's name on the following line.

- ---------------------------------------------------------------------

2. Adoption and approval of the Genuine Parts Company Annual Incentive Bonus
Plan.
      IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE "FOR" PROPOSAL 2.
       / /FOR                     / /AGAINST                        / /ABSTAIN

3. Ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1995.

      IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE "FOR" PROPOSAL 3.

       / /FOR                     / /AGAINST                        / /ABSTAIN

                                          IMPORTANT: Please sign this Proxy
                                          exactly as your name or names appear
                                          below. When shares are held by joint
                                          tenants, both should sign. When
                                          signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If a
                                          corporation, please sign in full
                                          corporate name by President or other
                                          authorized officer. If a partnership,
                                          please sign in partnership name by
                                          authorized person.

                                          SHARES:

                                          PLEASE VOTE, SIGN, DATE AND RETURN THE
                                          PROXY CARD PROMPTLY USING THE ENCLOSED
                                          ENVELOPE.

                                          Date:                           , 1995
                                               ---------------------------

                                          --------------------------------------
                                                        Signature

                                          --------------------------------------
                                                Signature if held jointly